Exhibit 99.1

Media General Reports First-Quarter 2006 Results

          RICHMOND, Va., April 12 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported net income for the first quarter of 2006 of $6.7 million, or 28 cents per diluted share, compared with income of $9.3 million, or 39 cents per diluted share, before an accounting change, in the first quarter of 2005. Including the cumulative effect of a change in accounting principle, related to valuing acquired intangible assets other than goodwill, the company reported a net loss of $316.2 million in the 2005 first quarter.

           “In the first quarter, we were pleased with the improved performance of our Broadcast and Interactive Media divisions; however, their improvements could not fully offset our initial expensing of stock options and lower profit in the Publishing Division,” said Marshall N. Morton, president and chief executive officer.  Media General began expensing stock options at the beginning of fiscal 2006, as required by an accounting rule, and non-cash stock option expense reduced first-quarter pretax income by $1.6 million.

           “We were especially pleased with our top-line growth in the quarter.  Total revenues increased nearly 4 percent and reflected the underlying strength of our markets and the success of our new revenue development initiatives,” said Mr. Morton.  “The Broadcast Division generated a 7.3 percent increase in time sales for the first quarter.  This growth reflected the benefit of Super Bowl advertising on our three ABC stations and advertising from the Winter Olympics on our five NBC stations, as well as the continued implementation of revenue building blocks and effective inventory management,” Mr. Morton said.  “The Publishing Division’s revenue growth initiatives resulted in a 4.8 percent increase in newspaper advertising revenues, mostly in the Classified category but also in Retail advertising,” he said.

          “The Interactive Media Division had overall revenue growth of 36.3 percent compared with last year, led by strong online Classified advertising,” Mr. Morton said.  “Audience interest in our Web sites is evident in the continued growth of page views and visitor sessions, which increased 28 percent each.  We now have 6 million people visiting our Web sites for news, information, entertainment and advertising content.”

          In the Publishing Division, total revenue growth of 3.3 percent was offset by a 5.7 percent increase in expenses.  As a result, profit declined 6.1 percent, excluding $89,000 in equity income in the 2005 first quarter from the company’s 20 percent interest in the Denver Post, which was divested in June 2005.

          Classified advertising revenues in the quarter increased $5.8 million, or 11.2 percent, and mostly reflected strength in the real estate category.  The strong Classified revenue growth in 2006 also reflected the fact that in 2005 Easter Sunday occurred in March.  Classified advertising tends to be lower than normal on Sundays that are also holidays. Including online advertising, total Classified advertising rose 12.3 percent from last year.

          At The Tampa Tribune, Classified revenues increased 23.3 percent, led by an 88.3 percent increase in the real estate category and a 9 percent increase in the help-wanted category, while automotive Classified advertising declined 15 percent.  At the Richmond Times-Dispatch, Classified revenues increased 7.5 percent, including a 36 percent increase in real estate advertising and a 7.2 percent increase in help-wanted advertising that more than offset a 14.9 percent decline in automotive advertising.  At the Winston-Salem Journal, Classified revenues declined 4 percent, reflecting a 5.9 increase in real estate advertising and a 4.7 percent increase in help-wanted advertising that could not offset a 14.7 percent decline in the automotive category.  Community Newspapers in the aggregate had a 2.9 percent increase in Classified revenues.

          At the company’s three metro newspapers, help-wanted linage was up nominally. Revenue growth increased more than linage growth because employment Classified advertising carries a higher average rate.  The Tampa Tribune’s linage decreased 7.2 percent, while the Richmond Times-Dispatch was up 1.9 percent and the Winston-Salem Journal was up 14.3 percent.  A 43.6 percent increase for real estate linage at the three metros more than offset automotive linage, which was down 15 percent.

          Retail revenues in the first quarter increased $800,000, or 1.5 percent. The Tampa Tribune and its associated daily newspapers had a 3.4 percent increase in retail revenues, which reflected increased spending in the home furnishings and medical categories, as well as increased preprints.  At the Richmond Times-Dispatch, Retail revenues declined 2 percent, due primarily to lower spending in the department store, home furnishings and grocery store categories. The Winston-Salem Journal generated a 1.2 percent increase from greater advertising from local accounts. Retail revenues at the company’s Community Newspapers were even with last year.

          National advertising revenues for the quarter decreased $1 million, or 8.6 percent.  The Tampa Tribune had a decline in National revenues of 3.7 percent as the result of lower spending in the telecommunications and automotive categories. At the Richmond Times-Dispatch, National advertising decreased 10.7 percent, mainly due to lower telecommunications advertising and less use of color.  The Winston-Salem Journal was down 14 percent, due to declines in telecommunications and automotive advertising.

          Circulation revenues for the first quarter decreased $1.1 million, or 4.8 percent, half of which was due to the continued roll-out of a change in wholesale rates to independent carriers at several newspapers.  These rate changes also resulted in a dollar-for-dollar decrease in Circulation expenses. The rate change process is expected to be completed at all of the company’s newspapers by mid-2006.

          Publishing expenses increased 5.7 percent over the first quarter of 2005. Newsprint expense for the quarter increased 7.6 percent, which reflected higher newsprint prices partially offset by reduced consumption.  The average price per ton increased $86 from the year-ago quarter. Employee benefit expense increased 9.8 percent, mostly for retirement plan costs, and salary expense increased 3.7 percent.

          Broadcast Division profit for the quarter increased 3.9 percent to $11.8 million, and revenues grew $2.6 million, or 3.6 percent, to $73.5 million.

          Local time sales increased $3.1 million, or 6.8 percent, as a result of continuing emphasis on new business development initiatives.  Local categories showing increases, included telecommunications, services, health care and automotive.

          National time sales rose $2.1 million, or 8.8 percent.  Categories showing increases for the quarter included telecommunications, services and health care categories.

          Political revenues of $250,000 were minimal in the first quarter, as expected.  These revenues reflected spending on issue, gubernatorial and local candidate advertising.

          Broadcast expenses for the quarter increased 3.5 percent, mostly the result of higher salaries and benefits, sales commissions on new business and other production costs.

          Interactive Media Division revenues were a quarterly record of $6.2 million, up 36.3 percent over 2005. The growth reflected continued strong online Classified advertising, up 31 percent, and higher National revenues, which more than doubled. The division’s quarterly loss of $770,000 was a 7.1 percent improvement from 2005 even with additional expenses to build the infrastructure of Blockdot, the division’s advergaming business that was purchased in 2005.  Unique visitors for the first quarter increased 31 percent over the same period in 2005.

          Interest and corporate expenses each increased nominally compared to the first quarter of 2005. Income from the company’s investment in SP Newsprint was $172,000 in the first quarter, compared with income of $447,000 in the 2005 quarter.  Higher energy costs were only partially offset by higher newsprint selling prices in the current period.

          EBITDA (income before accounting change, interest, taxes, depreciation and amortization) in the first quarter of 2006 was $37 million, compared with $39.3 million in the 2005 period, mostly reflecting lower net income.  Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $6.7 million, compared with $10.5 million in the prior-year period and reflected an expected increase in capital expenditures in 2006.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          Outlook
          In the second quarter of 2006, the Publishing Division expects advertising revenues to increase 5.5 percent to 6 percent compared with last year’s second quarter. Classified revenue growth will again be driven by real estate advertising, partially offset by continued weakness in automotive advertising. New revenue initiatives are expected to bolster Retail growth, and some improvement is expected in National revenue.  Revenue growth for the quarter will be partially offset by higher expenses.  However, Publishing segment profit is expected to increase compared with the second quarter of 2005.

          The Broadcast Division expects time sales in the second quarter to increase approximately 5.5 percent over the year-ago period. National time sales are expected to rise 3 percent to 3.5 percent, reflecting higher telecommunications, services and medical advertising. Local time sales are expected to increase between 0.5 percent and 1 percent, mostly due to higher telecommunications advertising. Political revenues are expected to be approximately $3 million.  Broadcast’s revenue growth expectations in all three categories are not as strong as it originally expected for the quarter.  As a result, Broadcast segment profit is expected to decrease compared with the second quarter of 2005.  The division is implementing a cost-savings program designed to bring expenses in line with its new revenue growth expectations.

          Equity income from SP Newsprint is expected to exceed $3 million in the second quarter, compared with last year’s income of $611,000. The increase is mostly due to higher newsprint prices offset partially by higher energy costs.

          Media General will hold its Annual Meeting of Stockholders on April 27, 2006, at 11 a.m. ET at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Boulevard, Mechanicsville, Va.

          Conference Call and Webcast
          The company will hold an earnings conference call today with financial analysts at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-800-322-2803 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link on the homepage about 10 minutes in advance.

          A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available today, beginning at 1 p.m. and ending on April 19 at 1 p.m., by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 15474371.

          Forward-Looking Statements
          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

          About Media General
          Media General is a multimedia company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States.  The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications. The company’s broadcasting assets include 26 network-affiliated television stations that reach 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States.  The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending

(Unaudited, in thousands, except per share amounts)	March 26, 2006	March 27, 2005

Revenues	$226,404	$217,907
Operating costs:
Production	101,350	97,529
Selling, general and administrative	88,701	82,260
Depreciation and amortization	18,761	17,172

Total operating costs	208,812	196,961

Operating income	17,592	20,946

Other income (expense):
Interest expense	(7,542)	(7,495)
Investment income - unconsolidated affiliates	331	714
Other, net	303	476

Total other expense	(6,908)	(6,305)

Income before income taxes and cumulative effect of change in accounting principle	10,684	14,641
Income taxes	4,017	5,344

Income before cumulative effect of change in accounting principle	6,667	9,297
Cumulative effect of change in accounting principle-net of tax	—	(325,453)

Net income (loss)	$6,667	$(316,156)

Net income (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.28	$0.40
Cumulative effect of change in accounting principle	—	(13.87)

Net income (loss)	$0.28	$(13.47)

Net income (loss) per common share assuming dilution:
Income before cumulative effect of change in accounting principle	$0.28	$0.39
Cumulative effect of change in accounting principle	—	(13.64)

Net income (loss)	$0.28	$(13.25)

Weighted-average common shares outstanding:
Basic	23,588	23,478
Diluted	23,811	23,857

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended March 26, 2006
Consolidated revenues	$148,163	$73,545	$6,195	$(1,499)	$226,404

Segment operating cash flow	$33,702	$17,693	$(562)		$50,833
Allocated amounts:
Equity in net income of unconsolidated affiliate			159		159
Depreciation and amortization	(6,255)	(5,930)	(364)		(12,549)

Segment profit (loss)	$27,447	$11,763	$(767)		38,443

Unallocated amounts:
Interest expense					(7,542)
Investment income - SP Newsprint					172
Acquisition intangibles amortization					(4,897)
Corporate expense					(10,683)
Other					(4,809)

Consolidated income before income taxes					$10,684

Quarter Ended March 27, 2005
Consolidated revenues	$143,433	$70,992	$4,546	$(1,064)	$217,907

Segment operating cash flow	$35,038	$16,248	$(575)		$50,711
Allocated amounts:
Equity in net income of unconsolidated affiliates	89		178		267
Depreciation and amortization	(5,815)	(4,923)	(429)		(11,167)

Segment profit (loss)	$29,312	$11,325	$(826)		39,811

Unallocated amounts:
Interest expense					(7,495)
Investment income - SP Newsprint					447
Acquisition intangibles amortization					(4,735)
Corporate expense					(10,382)
Other					(3,005)

Consolidated income before income taxes and cumulative effect of change in accounting principle					$14,641

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	March 26, 2006	December 25, 2005

ASSETS
Current assets:
Cash and cash equivalents	$10,764	$14,979
Accounts receivable - net	116,047	125,703
Inventories	7,932	7,884
Other	34,082	35,807

Total current assets	168,825	184,373

Investments in unconsolidated affiliates	83,601	83,227
Other assets	62,472	57,883
Property, plant and equipment - net	446,009	444,940
Excess of cost over fair value of net identifiable assets of acquired businesses - net	645,433	645,437
FCC licenses and other intangibles - net	554,597	559,494

Total assets	$1,960,937	$1,975,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,887	$27,198
Accrued expenses and other liabilities	76,579	84,716

Total current liabilities	106,466	111,914

Long-term debt	381,990	389,984
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	312,664	308,128
Other liabilities and deferred credits	144,192	154,182
Stockholders’ equity	920,305	915,826

Total liabilities and stockholders’ equity	$1,960,937	$1,975,354

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending

(Unaudited, in thousands)	March 26, 2006	March 27, 2005

Income before cumulative effect of change in accounting principle	$6,667	$9,297
Interest	7,542	7,495
Taxes	4,017	5,344
Depreciation and amortization	18,761	17,172

EBITDA before cumulative effect of change in accounting principle	$36,987	$39,308

Income before cumulative effect of change in accounting principle	$6,667	$9,297
Depreciation and amortization	18,761	17,172

After-tax cash flow	$25,428	$26,469

After-tax cash flow	$25,428	$26,469
Capital expenditures	18,727	16,007

Free cash flow	$6,701	$10,462

SOURCE  Media General, Inc.
          -0-                                        04/12/2006
          /CONTACT:  Investor: Lou Anne Nabhan, +1-804-649-6103, or Media: Ray Kozakewicz, +1-804-649-6748, both of Media General/
          /First Call Analyst: /
          /FCMN Contact: etucker@mediageneral.com /
          /Web site:  http://www.mediageneral.com/